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                                                                   Exhibit 21

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Subsidiaries of the Company                          State of Incorporation
---------------------------                          ----------------------
Royalty Granite Corporation                          Georgia
Rock of Ages International, Ltd.                     U.S. Virgin Islands
Rock of Ages Canada Inc.                             Canada
Associated Memorials, Inc.                           Vermont
Kabushiki Kaisha Rock of Ages Asia                   Japan
Southern Mausoleums, Inc.                            Georgia
Autumn Rose Quarry, Inc.                             Georgia
Caprice Blue Quarry, Inc.                            Georgia
Pennsylvania Granite Corporation                     Pennsylvania
Carolina Quarries, Inc., a subsidiary                Georgia
  of Pennsylvania Granite Corporation

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